UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2010
MISCOR GROUP LTD.
(Exact name of registrant as specified in its charter)

Indiana		20-0995245

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nave Road, SE, Massillon, Ohio	44646

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:	(330)830-3500
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01	Entry into a Material Definitive Agreement
Senior Credit Facility. On December 17, 2010, MISCOR entered into the Eighth Amendment to Credit and Security Agreement dated December 17, 2010 (“the Eight Amendment”). In the Eighth Amendment, Wells Fargo agreed to extend our senior credit facility through June 30, 2011, pursuant to the following revised terms:
•	amortization of the term loan will remain at $21,000 per month through January 31, 2011, when it will increase to $52,000 per month;

•	the term loan is to be paid in full upon the earlier of the sale of the Company’s HKEC business or upon maturity;

•	the real estate loan will be paid in full by December 31, 2010, using revolver availability;

•	accounts receivable between 91 — 120 days will cease to be eligible collateral on the earlier of a sale of the Company’s HKEC business or May 31, 2011, having been subjected to a cap gradually decreasing from $275,000 presently in monthly increments of $50,000 through May 31, 2011;

•	the “percentage of ineligibility” test for accounts owed by an account debtor will reduce from 35% of the total due from an account debtor to 25%, no later than January 31, 2011;

•	a stop loss covenant of ($400,000) measured monthly on a YTD basis will commence January 1, 2011; and

•	CAPEX during 2011 will be limited to $200,000.
Wells Fargo was paid a $25,000 accommodation fee in connection with the Eighth Amendment.
Seller Notes. The Company is indebted to the former members of 3-D, one of whom is the former President of Magnetech Industrial Services, Inc. (“MIS”), for a note payable with a balance of $2,000,000 at October 3, 2010 and December 31, 2009 (the “3-D Note”). Interest was payable monthly at prime. Interest expense on the 3-D Note was $17,000 and $49,000 for the three and nine months ended October 3, 2010 and $11,000 and $44,000 for the three and nine months ended October 4, 2009. Under the 3-D Note, a penalty interest rate of 3% over prime would apply upon default. The terms of the 3-D Note are substantially equivalent to the terms of a related note referred to herein as the X-Gen Note, and together with the 3-D Note as the “Seller Notes.” The Seller Notes would have matured on November 30, 2010 were it not for the loan modification and related agreements summarized below.
     Effective as of December 1, 2010, the Seller Notes were extended through November 30, 2011. Under the loan modification agreements, the time for the payment of principal upon maturity has been extended for one year in consideration of a higher interest rate, monthly installment payments of principal and interest, additional collateral and certain other changes. Prior to a default, the amended and restated Seller Notes bear interest at prime plus 1%, subject to a minimum of 12% until Wells Fargo’s term debt is fully repaid, and thereafter subject to a minimum of 7% per annum. Monthly interest payments may be made, and upon the earlier of July 1, 2011 or the repayment of the term loan to Wells Fargo, repayments of $10,000 principal per month to each holder of a Seller Note are to commence. Upon any sale or combination of sales of assets exceeding $1,000,000 gross, or upon a Change in Control as defined in the loan modification agreements, after repayment of transaction costs not to exceed 8%, the Wells Fargo term loan and that portion of the revolver attributable to the assets sold, each Seller Noteholder will receive a principal payment 12.5% of the net proceeds from such sale or sales. For an HKEC sale, each Seller Noteholder will receive a $75,000 principal payment. A Change in Control includes a third party acquiring more than 50% of the beneficial ownership in either Magnetech or MISCOR, or an inability in MISCOR to elect directly a majority of Magnetech’s board of directors.
The loan modification agreements also restrict both Magnetech and MISCOR from incurring additional indebtedness without the consent of the lenders, excepting $100,000 per year for indebtedness for certain capital expenditures. All aspects of the loan modification agreements are subject to Wells Fargo’s approval; and the existing subordination agreements between Wells Fargo and the holders of the Seller Notes continue in full force and effect.
     Finally, the Seller Noteholders are to have a shared third lien on 3-D Services’ accounts receivable and inventory in addition to their existing shared second lien on 3-D Services’ fixed assets.
Item 9.01(d) Exhibits
10.1	Form of Eighth Amendment to Credit and Security Agreement, dated December 16, 2010, by and among MISCOR Group, Ltd., Magnetech Industrial Services, Inc., and HK Engine Components, LLC as Borrowers and Wells Fargo Bank, National Association as Lender.
10.2	Form of Loan Extension and Modification Agreement dated as of December 1, 2010 by and between Magnetech Industrial Services, Inc., MISCOR Group, Ltd. and BDeWees, Inc.
10.3	Form of Amended and Restated Promissory Note dated November 30, 2010 by Magnetech Industrial Services, Inc. and MISCOR Group, Ltd. in favor of BDeWees, Inc.
10.4	Form of Amendment to Commercial Security Agreement dated as of December 1, 2010 by and between Magnetech Industrial Services, Inc. and BDeWees, Inc.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISCOR GROUP LTD.

Date:	December 22, 2010	/s/ Michael Topa

		By:	Michael Topa

		Its:	Interim Chief Financial Officer

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